                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the

                         Securities Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

[_]      Preliminary proxy statement
[X]      Definitive proxy statement
[_]      Definitive additional materials
[_]      Soliciting material pursuant to Rule 14a-12


                                 ACR Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)



Payment of filing fee (check the appropriate box):

[X]      No fee required.
[_]      Fee computed on table below per Exchange Act
         Rules 14a-6(i)(1) and 0-11

                                 ACR GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The annual meeting of shareholders of ACR Group, Inc. will be held at the corporate office of ACR Group, Inc. 3200 Wilcrest Dr., Houston, Texas 77042, on Thursday, August 22, 2002, at 10:00 a.m., for the following purposes:

     (1)  To elect directors; and

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record as of the close of business on June 25, 2002 are entitled to notice of the meeting and are entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors.





                                               /s/   A. Stephen Trevino
                                               ------------------------
                                               A. Stephen Trevino
                                               Secretary

June 28, 2002













                             YOUR VOTE IS IMPORTANT
                             ----------------------

                Please mark, date and sign your proxy and return
                      it promptly in the enclosed envelope.

                                 ACR GROUP, INC.
                         3200 Wilcrest Drive, Suite 440
                            Houston, Texas 77042-6039

                                 PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies for use at the annual meeting of shareholders of ACR Group, Inc. (the "Company") to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders and at any adjournments thereof.

                             SOLICITATION OF PROXIES

     Proxies in the accompanying form are solicited by management at the direction of the Board of Directors of the Company (the "Board"). Execution and return of the proxy will not in any way affect a shareholder's right to attend the meeting and to vote in person, and a shareholder giving a proxy has the power to revoke it at any time before it is exercised by giving written notice to the Company at or prior to the meeting. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted as specified. Where no choice is specified, proxies will be voted FOR the election of all directors named below.

     The original solicitation will be conducted by mail. The Company will bear the expense of solicitation of proxies, including the charges and expenses of brokerage firms and others incurred in forwarding solicitation material to beneficial shareholders. Further solicitation of proxies may be made by telephone or oral communication with shareholders of the Company following the original solicitation. All further solicitation will be conducted by regular employees of the Company, for which they will not be additionally compensated.

                      RECORD DATE - OUTSTANDING SECURITIES

     Only holders of Common Stock of the Company of record at the close of business on June 25, 2002, are entitled to notice of and to vote at the meeting. At that date, there were outstanding 10,681,294 shares of the Company's Common Stock. For each share of Common Stock held, each shareholder is entitled to one vote on all matters coming before the meeting and, except as otherwise provided by applicable law, a favorable vote consists of a simple majority of the votes cast. Shareholders are not entitled to cumulate their votes in the election of directors, which means that the holders of more than half of the shares voting for the election of directors can elect all of the directors if they choose to do so.

                              ELECTION OF DIRECTORS

Information Concerning Directors

     It is proposed that five directors will be elected at the meeting, each to hold office until his resignation, the next annual meeting of shareholders or his successor is duly elected and qualified. The Company has no reason to believe that any nominee will be unavailable at the time of election. Each of the nominees presently is a member of the Board. The names of the persons nominated, together with information as to their principal occupations, age, and experience, are as follows:

     Alex Trevino, Jr., age 66, has served as a director of the Company since 1982, Chairman of the Board since 1988, and President and Chief Executive Officer of the Company since 1990.

     Anthony R. Maresca, age 51, has been employed by the Company since 1985, serving as Controller until 1985 when he became Senior Vice President, Chief Financial Officer and Treasurer. Mr. Maresca has been a director of the Company since 1986. Mr. Maresca is a certified public accountant.

     A. Stephen Trevino, age 39, has been employed by the Company since March 1999. Prior to joining the Company, he was an attorney in private practice. Mr. Trevino has been a director of the Company since 1997, and was elected Secretary in 2000. Mr. Trevino is the son of Alex Trevino, Jr., Chairman of the Board and Chief Executive Officer of the Company. Mr. Trevino is an attorney at law licensed in Texas.

     Roland H. St. Cyr, age 72, has been an independent consultant to Hallmark Air Conditioning, Inc. ("Hallmark") since 1997. From 1974 to 1997, Mr. St. Cyr was Chairman of the Board and Chief Executive Officer of Hallmark. Hallmark is an HVACR contracting company located in Houston, which was acquired by Encompass Services Corporation (formerly known as Group Maintenance America, Inc.) in 1997. Neither of these entities is related to the Company. Mr. St. Cyr has been a director of the Company since 1998.

     Alan D. Feinsilver, age 54, is the President of The Overbrook Company which invests in real estate and other investments. Mr. Feinsilver also serves as Vice President of HGG Investments, Inc., which invests in real estate and other investments. Mr. Feinsilver previously served as Chief Financial Officer of St. James Capital Corp, a private investment fund. Neither of these entities is related to the Company. Mr. Feinsilver has degrees in accounting and law. Mr. Feinsilver has been a director of the Company since September, 2001.

     The Board met three times during the fiscal year ended February 28, 2002. The Board presently has two standing committees comprised of the Company's outside directors. The Audit Committee exercises oversight with respect to the Company's accounting practices and procedures, and its relationship with its independent auditors. The Audit Committee met one time during fiscal 2002. The Compensation Committee makes recommendations to the Board regarding the compensation and benefits of officers. The Compensation Committee met two times during fiscal 2002. The Company does not have a nominating committee.

     No director attended less than 75% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which the director served.

Beneficial Ownership of Common Stock

     The following table sets forth certain information concerning beneficial ownership of the Company's Common Stock as of April 30, 2002, by (i) each shareholder who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director,
(iii) the President and Chief Executive Officer, and other executive officers of the Company whose compensation exceeded $100,000, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated. All information with respect to beneficial ownership has been furnished by the shareholders to the Company.


                                                   Amount and Nature               Percent
                                                     Of Beneficial                   Of
Name and Address of Beneficial Owner                  Ownership (1)                 Class
------------------------------------                  -------------                 -----
The Catalyst Fund, Ltd. (2)                              925,000                    8.0%
Two Riverway, Suite 1710
Houston, Texas  77056

Thomas W. Courtney                                       542,475                    5.1%
833 Wyndemere Way
Naples, Florida  34105

DST Investments                                        1,468,394                   13.7%
2 Memorial Point
Houston, Texas  77024

EOT Investment, Inc. (3)                                 621,697                    5.8%
5125 Cape Romain
Corpus Christi, Texas  78412

Alan D. Feinsilver                                       154,000                    1.4%
109 N. Post Oak Lane, Suite 520
Houston, Texas  77024

Dana L. Fisher (4)                                       738,847                    6.9%
ACR Supply, Inc.
4655 Wright Rd., Suite 100
Stafford, Texas  77477

Anthony R. Maresca                                       312,650                    2.9%
ACR Group, Inc.
3200 Wilcrest Drive, Suite 440
Houston, Texas  77042

Roland H. St. Cyr                                          9,000                     *
3151 Lake Island Dr.
Montgomery, Texas  77356

A. Stephen Trevino (5)                                 1,598,869                   15.0%
ACR Group, Inc.
3200 Wilcrest, Suite 440
Houston, Texas  77042

Alex Trevino, Jr. (6) (7)                              2,149,847                   20.0%
ACR Group, Inc.
3200 Wilcrest Drive, Suite 440
Houston, Texas  77042

All Directors and Executive Officers                   2,755,972                   25.6%
as a group (5 persons) (8) (9)

*Less than 1%


(1) For each beneficial owner, the number of shares outstanding and their percentage of stock ownership includes the number of common and all common equivalent shares (including options exercisable within 60 days) owned by such individual at April 30, 2002.

(2) Includes 925,000 shares which are subject to warrants exercisable within 60 days of April 30, 2002.

(3) Includes 5,000 shares which are subject to options exercisable within 60 days of April 30, 2002.

(4) Includes 24,333 shares which are subject to options exercisable within 60 days of April 30, 2002.

(5) Includes 124,200 shares owned by The MESA Fund, L.P., a partnership whose partners include the wife and children of Mr. A. Stephen Trevino. Includes 1,468,394 shares owned by DST Investments, a partnership whose partners are the mother and sister of Mr. A. Stephen Trevino. The beneficial ownership of all of such shares is disclaimed by Mr. A. Stephen Trevino. Includes 2,000 shares which are subject to options exercisable within 60 days of April 30, 2002.

(6) Includes 1,468,394 shares owned by DST Investments, a partnership whose partners are Henrietta Trevino, wife of Mr. Trevino, and his two adult children, and 2,000 shares owned by Henrietta Trevino. The beneficial ownership of all of such shares is disclaimed by Mr. Trevino.

(7) Includes 75,000 shares which are subject to options exercisable within 60 days of April 30, 2002.

(8) Includes an aggregate of 77,000 shares which are subject to options and warrants exercisable by directors and executive officers as a group within 60 days of April 30, 2002.

(9) Includes all shares as to which directors and executive officers disclaim beneficial ownership.

Compensation of Executive Officers and Directors

     Summary Compensation Table

     The following table sets forth certain information regarding compensation paid by the Company during the fiscal years ended February 28, 2002, February 28, 2001 and February 29, 2000 to the Company's chief executive officer and to other executive officers of the Company whose compensation exceeded $100,000 in any fiscal year.

Summary Compensation Table

                                                                                      Long-Term
                                           Fiscal       Annual Compensation      Compensation Awards
             Name and                       Year        -------------------      -------------------
        Principal Position                 Ended        Salary        Bonus          Options (#)
        -------------------                ------       ------        -----          -----------
  Alex Trevino, Jr.                       2/28/02      $260,000      $  -                 -
     President and                        2/28/01       260,000         -                 -
     Chief Executive Officer              2/29/00       225,000       25,000           300,000

Anthony R. Maresca                        2/28/02       145,000       15,000              -
    Senior Vice President,                2/28/01       145,000         -                 -
    Chief Financial Officer and           2/29/00       125,000       25,000           100,000
    Treasurer

A. Stephen Trevino                        2/28/02       115,000       15,000              -
    Vice President, Secretary and         2/28/01       115,000         -                 -
    General Counsel

     Option Grants in Last Fiscal Year

     There were no stock options granted by the Company to the Company's executive officers during the fiscal year ended February 28, 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

     The following table discloses the exercise of stock options during the fiscal year ended February 28, 2002 by the Company's executive officers, and the value, as of February 28, 2002, of unexercised stock options.

                                                        Number of Unexercised          Value of Unexercised
                                                             Options at               in-the-Money Options at
                               Shares                     February 28, 2002              February 28, 2002
                            Acquired on        Value      -----------------              -----------------
          Name                Exercise       Realized  Exercisable  Unexercisable     Exercisable Unexercisable
          ----                --------       --------  -----------  -------------     ----------- -------------

Alex Trevino, Jr.                 -           $   -      75,000       300,000           $     -    $     -

Anthony R. Maresca                -               -         -         100,000                 -          -

A. Stephen Trevino                -               -       2,000         4,000                 -          -


     Employment Contracts and Termination of Employment Arrangements

     Mr. Alex Trevino, Jr. serves as President and Chief Executive Officer of the Company under an employment agreement that became effective as of March 1, 1998, and terminates, with two years' prior notice from the Company, on February 28, 2004 or at any time thereafter. In the absence of notice of termination, the term of the agreement will be extended for additional two-year terms. The agreement may also be terminated by the Company without such notice for cause, death or disability, or if the Company has a net loss before taxes in any fiscal year. The agreement also provides that if Mr. Trevino terminates his employment, or if the Company terminates his employment for cause, Mr. Trevino is prohibited from competing with the Company for a period of two years.

     Under the agreement, Mr. Trevino's minimum annual salary is $225,000, which was increased to $260,000 effective March 1, 2000. The agreement also provides that Mr. Trevino is to receive a cash bonus of (i) $25,000 for each year in which the Company's diluted earnings per share is equal to or greater than the forecast diluted earnings per share as approved by the Board, plus (ii) an amount equal to his base annual salary multiplied by the percentage by which the Company's diluted earnings per share exceeds the forecast diluted earnings per share approved by the Board. As of March 1, 1998, Mr. Trevino also received options ("Options") to purchase 300,000 shares of the Company's Common Stock at an exercise price of $2.24 per share (fair market value at the date of grant). Such Options become exercisable on March 1, 2006, but may be exercised earlier if the market price of the Common Stock attains certain specified levels.

     Mr. Anthony R. Maresca, the Company's Senior Vice President and Chief Financial Officer, entered into an employment agreement with the Company effective as of March 1, 1998. Under the agreement, Mr. Maresca's minimum annual salary is $125,000, which was increased to $145,000 effective March 1, 2000, and all other terms are substantially the same as in Mr. Trevino's employment agreement described above. As of March 1, 1998, Mr. Maresca also received Options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $2.24 per share, which are exercisable as described in the preceding paragraph with respect to the Options granted to Mr. Trevino. Messrs. Trevino and Maresca were each paid bonuses of $25,000 in fiscal 2001 in accordance with their employment agreements.

     Compensation of Directors

     For fiscal 2002, non-employee directors were paid $3,600 per year, payable quarterly, for service on the Board. In addition, non-employee directors are paid $500 for each meeting of the Board or a committee of the Board attended in person and are reimbursed for actual expenses incurred for attendance at meetings. Directors who are employed by the Company receive no compensation for being a director.

Report of the Compensation Committee

     The Compensation Committee of the Board presently consists of Mr. St. Cyr and Mr. Feinsilver, the two directors who are not employed by the Company. There are no committee interlocks or insider participation among the members of the Compensation Committee.

     The goal of the Compensation Committee is to ensure that the Company's compensation policies are suitable to attract and retain highly qualified executive officers and directors. Particular emphasis is placed on creating an appropriate blend of base and incentive compensation. Incentive compensation may also include both cash and equity components to align executives' interests with those of the shareholders.

     The Committee reviews annually the compensation of the Company's executive officers. In evaluating the level of base compensation, the Compensation Committee gives particular consideration to the relative compensation of executives in similar positions in publicly traded wholesale distribution companies with comparable sales. From time to time, the Committee may obtain advice from compensation and benefits consultants. The Committee does not anticipate that compensation paid to executive officers will exceed the limits for deductibility established by Section 162(m) of the Internal Revenue Code of 1986, as amended.

     During fiscal 2002, there were two meetings of the Compensation Committee, and bonuses were awarded for fiscal 2002 to certain of the executives as set forth in the preceding table.

         Roland H. St. Cyr                           Alan D. Feinsilver
         Chairman                                    Member

Stock Performance Graph

     The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to ACR Group, Inc.'s shareholders, as well as the NASDAQ Stock Market Index and the NASDAQ Non-Financial Stocks Index for the period from February 28, 1997 to February 28, 2002.

                        [PERFORMANCE GRAPH APPEARS HERE]


Table I - Cumulative Value of $100 Investment

                                 2/28/97    2/28/98    2/28/99     2/29/00    2/28/01    2/28/02
                                 -------    -------    -------     -------    -------    -------
ACR Group, Inc.                  $100.00    $100.00     $50.00      $53.42     $20.47     $16.73
Nasdaq Stock Market (U.S.)       $100.00    $136.64    $177.96     $363.60    $165.62    $134.68
Nasdaq Non-Financial             $100.00    $134.69    $180.12     $393.83    $168.57    $130.92

Table II - Non-Cumulative Annual Return

                                 2/28/97    2/28/98    2/28/99     2/29/00    2/28/01    2/28/02
                                 -------    -------    -------     -------    -------    -------
ACR Group, Inc.                      N/A      0.00%    (50.00%)      6.84%   (61.67%)   (18.29%)
Nasdaq Stock Market (U.S.)           N/A     36.64%     30.24%     104.32%   (54.45%)   (18.68%)
Nasdaq Non-Financial                 N/A     34.69%     33.73%     118.64%   (57.20%)   (22.34%)

Report of the Audit Committee

     The Audit Committee of the Board consists of the two directors who are not employed by the Company. The Audit Committee reviews and discusses with management the audited financial statements. The Audit Committee has received the required written disclosures, and has discussed with the independent accountants the issues regarding independence and other matters deemed appropriate. Based on this review and discussion, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission for the fiscal year ended February 28, 2002.

     The Board has not adopted a written charter for the Audit Committee.

     The members of the Audit Committee are independent as defined by Rule 4200(a)(14) of the listing standards of the National Association of Securities Dealers.

         Alan D. Feinsilver                          Roland H. St. Cyr
         Chairman                                    Member


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1998, the Company obtained loans aggregating $1.54 million from The Catalyst Fund, Ltd. ("Catalyst") and an affiliate of Catalyst to pay the Company's outstanding indebtedness to St. James Capital Partners, L.P. In April 1997, the Company borrowed $450,000 from Catalyst, the proceeds of which were used to acquire the net assets of ACH Supply, Inc. ("ACH") and to provide working capital for ACH. In 1993, the Company borrowed $1.0 million from Catalyst to pay the cash portion of the purchase price of ACR Supply, Inc. ("ACRS") and for working capital for ACRS. All of these loans bear interest at 12 1/2% per annum and are secured by both the stock and operating assets of certain of the Company's subsidiaries and an assignment of proceeds from life insurance policies on Mr. Alex Trevino, Jr. As of February 28, 2002, Catalyst has subordinated its security interests in connection with up to $18.9 million in additional secured borrowings of the Company. In connection with the January 1998 loans, the Company granted Catalyst and its affiliate warrants to purchase 175,000 shares of the Company's Common Stock at a price of $2.06 per share, exercisable at any time before February 28, 2003. The exercise price of the warrants will be reduced to $.59 per share in consideration of Catalyst waiving certain non-payment covenant defaults contained in its loan agreement with the Company as of February 28, 2001. In connection with the 1993 loan, Catalyst received a warrant to purchase one million shares of the Company's Common Stock at a price of $.59 per share, which also is exercisable at any time before February 28, 2003. In 1996, Catalyst sold its rights under the 1993 warrant to purchase 250,000 shares of Common Stock. Mr. Ron Nixon, a member of the board of directors of the Company until March 25, 2002, is a shareholder and officer of the general partner of Catalyst. As of May 31, 2002, the aggregate unpaid balance owed to Catalyst and its affiliate by the Company on all of the debt facilities was $341,559.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The independent public accountants of the Company are Ernst & Young LLP, and the Company anticipates re-appointing such firm as independent public accountants of the Company for fiscal 2003. A representative of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions addressed to him.

Audit Fees

     The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended February 28, 2002, and for the reviews of the financial statements included in the Company's Forms10-Q for such fiscal year, were $107,500.

Financial Information Systems Design and Implementation

     There were no fees billed during fiscal 2002 for design or implementation services related to the Company's financial information systems.

All Other Fees

     All other fees billed by Ernst & Young LLP for services rendered during fiscal 2002 were in the aggregate amount of $48,370, relating to federal and state tax compliance matters and an audit of the Company's 401(k) plan. The Audit Committee has determined that the provision of such services does not impair the firm's independence.

                            PROPOSALS OF SHAREHOLDERS

     It is anticipated that the next annual meeting will be held in August 2003 with proxy solicitation commencing in July 2003. Any proposal to be presented at next year's annual meeting of shareholders must be received by the Company at its principal executive offices by February 25, 2003, for inclusion in the Company's proxy materials relating to that meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

                                  OTHER MATTERS

     Management knows of no matter to be presented for action at the meeting other than those described above. However, if any such other matter should properly come before the meeting, or if any vacancy in the proposed slate of directors should be caused by an unexpected occurrence before the holding of the election, the proxies will vote thereon in accordance with the recommendations of management or for such other nominees as management may select.

     The statements set forth herein as to the present principal occupations of the nominees as directors, the beneficial ownership of securities of the Company, and other matters not of record with the Company, are based upon information furnished to the Company.

                                       By Order of the Board of Directors,


                                       /s/ A. Stephen Trevino
                                       -----------------------
                                       A. Stephen Trevino
                                       Secretary

June 28, 2002







The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended February 28, 2002, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Copies of such may be obtained from the Company's website: www.acrgroup.com., or by forwarding a request to Anthony R. Maresca, ACR Group, Inc., 3200 Wilcrest Drive, Suite 440, Houston, Texas 77042-6039.

                                 ACR GROUP, INC.
               PROXY FOR ANNUAL MEETING TO BE HELD AUGUST 22, 2002

     The undersigned hereby appoints Alex Trevino, Jr. and Anthony R. Maresca, or either of them, each with power of substitution, the proxies of the undersigned, to vote the stock of the undersigned at the annual meeting of shareholders of ACR Group, Inc., to be held at the corporate office of ACR Group, Inc., 3200 Wilcrest Drive, Suite 440, Houston, Texas 77042, on Thursday, August 22, 2002, at 10:00 a.m., Houston time, or at any adjournments thereof, as indicated on the reverse side hereof.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS and will be voted as indicated by the shareholder. Unless a contrary direction is indicated, the proxies shall vote the shares FOR the election of the Board's nominees for directors and in accordance with the recommendations of management on any other business coming before the meeting.

                           (Continued on reverse side)
--------------------------------------------------------------------------------

Please mark your vote as indicated in this example |X|.


(1) To elect five directors for a term of one year:         01 Alan D. Feinsilver, 02 Anthony R. Maresca, 03 Roland H. St. Cyr,
                                                            04 A. Stephen Trevino, and 05 Alex Trevino, Jr.
                                  WITHHOLD
VOTE FOR                         AUTHORITY

the nominees                   to vote for the              (INSTRUCTION: To withhold authority to vote for any individual nominee,
listed at right            nominees(s) listed at right      write that nominee's name in the space provided below).

    [_]                             [_]
                                                            -----------------------------------------------------------------------


                                                                   Please do not fold, bend or mutilate this card.

                                                            (Please sign your name here exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon).

                                                            Dated                                                            , 2002
                                                                 ------------------------------------------------------------


                                                            ------------------------------------------------------------------------
                                                            Signature


                                                            ------------------------------------------------------------------------
                                                            Signature

                                                            Sign, date and return the proxy card promptly using the enclosed envelope.